, 2019
Exhibit 99.1
LIBERTY LATIN AMERICA APPOINTS ROCIO LORENZO AS CHIEF CUSTOMER OFFICER

Denver, Colorado – May 3, 2021: Liberty Latin America Ltd. (“Liberty Latin America” or the “Company”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) announced today that Rocío Lorenzo will join the company as Senior Vice President and Chief Customer Officer, starting in August. Ms. Lorenzo was most recently a Partner and Managing Director at Boston Consulting Group (BCG) where she led the firm’s Telecommunications practice. Before joining BCG, Rocío worked for Siemens AG as a consultant. And in 2015, Rocío was named as a Top 25 female business leader by Handelsblatt, HuffPost, and Edition F.

Balan Nair, CEO of Liberty Latin America, said, “I am so happy to have Rocío join our team. With her significant experience working in telecommunications and media, advising large companies on strategy development, and creating growth programs in marketing and sales, she will undoubtedly help us improve our customer experience and enhance the value we provide. Rocío shares our ambitions and commitment to growth, innovation, and operational excellence. And equally important, she fits our culture.”

Ms. Lorenzo will relocate to Liberty Latin America’s Operations Center in Panama where she will lead the company’s customer experience teams, including: Digital, Customer Care, and Commercial Programming.

Rocío Lorenzo commented, “I am excited to join Liberty Latin America. It’s a great company with a strong culture, and there is a huge opportunity in the region to differentiate ourselves on the connectivity, access, and service we provide to our customers. I look forward to working with Balan and the entire team on this journey.”

ABOUT LIBERTY LATIN AMERICA

Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil, BTC, UTS and Cabletica. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a sub-sea and terrestrial fiber optic cable network that connects over 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols “LILA” (Class A) and “LILAK” (Class C), and on the OTC link under the symbol “LILAB” (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations:
Kunal Patel     ir@lla.com

Media Relations:
Claudia Restrepo     llacommunications@lla.com